ENHABIT, INC.
EXECUTIVE CHANGE IN CONTROL BENEFITS PLAN
(Amended and Restated as of February 22, 2023)
Enhabit, Inc., a Delaware corporation (the “Company”), originally adopted the Enhabit, Inc. Change in Control Benefits Plan (the “Plan”) in connection with its separation from Encompass Health Corporation for the benefit of certain Participant employees of the Company and its subsidiaries. The Plan was originally effective July 1, 2022. This 2023 amendment and restatement of the Plan is effective as of February 22, 2023. The Plan is an unfunded “top hat” plan designed to provide certain severance benefits to a select group of management or highly compensated employees, to be paid solely from the general assets of the Company.
The Plan is intended to help retain qualified employees, maintain a stable work environment and provide financial security to certain Participant employees of the Company and its subsidiaries in the event of a Change in Control. The Plan is intended to be a plan that “is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees” within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA. To the maximum extent permitted by law, the Plan is not intended to provide for any “deferral of compensation,” as defined in Section 409A of the Code (“Section 409A”) and authoritative Department of Treasury regulations and other interpretive guidance issued thereunder (including the Proposed Treasury Regulations issued June 22, 2016, to the extent the application of such proposed regulations facilitates the administration of this Plan in accordance with the intentions set forth in this paragraph). Instead, payments and benefits under the Plan are intended to fall within the exemptions for “short-term deferrals,” as set forth in Treasury Regulations section 1.409A-1(b)(4), and “separation pay due to involuntary separation from service or participation in a window program,” as set forth in Treasury Regulations section 1.409A-1(b)(9)(iii) and it is further intended that each Participant’s benefits shall be payable only upon a Participant’s “separation from service” under Treasury Regulations section 1.409A-1(h). For purposes of Treasury Regulations section 1.409A-2(b)(2)(iii), the right to each payment under the Plan shall be treated as the right to a separate payment. The Plan shall be administered and interpreted to the extent possible in a manner consistent with these intentions.
ARTICLE I

DEFINITIONS AND INTERPRETATIONS
Section 1.1Definitions. Capitalized terms used in the Plan shall have the following respective meanings, except as otherwise provided or as the context shall otherwise require:
“Annual Salary” shall mean the base salary paid to a Participant immediately prior to his or her Termination Date on an annual basis exclusive of any bonus payments or additional payments under any Benefit Plan.
“Average Bonus” shall mean the average of the actual annual bonuses paid to the Participant by the Company and/or Encompass Health Corporation, or their respective subsidiaries, as applicable, for the three (3) fiscal years ending immediately prior to the fiscal year in which the Termination Date occurs; provided, however, that in the event the Participant was not eligible for an annual bonus for any one or more of such three fiscal years involved in such calculation of the Average Bonus, such fiscal year or years, as applicable, will not be included in such Average Bonus calculation; and provided, further, that in the event the applicable Participant was not eligible for an annual bonus for any fiscal year prior to the Termination Date, the Average Bonus shall be equal to the Participant’s target bonus in effect immediately prior to the Termination Date.
“Award” means any grant or award of Options, Stock Appreciation Rights or any other right or interest relating to Common Stock, whether settled in Common Stock or cash, granted to a Participant pursuant to an equity compensation plan of the Company.
“Benefit Plan” shall mean any “employee benefit plan” (including any employee benefit plan within the meaning of Section 3(3) of ERISA), program, arrangement or practice maintained, sponsored or provided by the Company or any of its subsidiaries, including those relating to compensation, bonuses,

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profit sharing, stock option, or other stock-related rights or other forms of incentive or deferred compensation, paid time-off benefits, insurance coverage (including any self-insured arrangements) health or medical benefits, disability benefits, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including: compensation, pension, health, medical or life insurance, or other benefits).
“Board” shall mean the Board of Directors of the Company.
“Cause” shall have the meaning set forth in any individual employment, severance or similar agreement between the Company (or any of its subsidiaries) and a Participant, or in the event that a Participant is not a party to such an agreement, Cause shall mean:
(i)    the Company’s procurement of evidence of the Participant’s act of fraud, misappropriation, or embezzlement with respect to the Company or any of its subsidiaries;
(ii)    the Participant’s indictment for, conviction of, or plea of guilty or no contest to, any misdemeanor involving moral turpitude or any felony (other than a minor traffic violation);
(iii)    the suspension or debarment of the Participant or of the Company or any of its affiliated companies or entities as a direct result of any willful or grossly negligent act or omission of the Participant in connection with his or her employment with the Company or any of its subsidiaries from participation in any Federal or state health care program. For purposes of this clause (iii), the Participant shall not have acted in a “willful” manner if the Participant acted, or failed to act, in a manner that he or she believed in good faith to be in, or not opposed to, the best interests of the Company or any of its subsidiaries;
(iv)    the Participant’s admission, or finding by a court or the SEC (or a similar agency of any applicable state), of liability for the violation of any “Securities Laws” (as hereinafter defined) (excluding any technical violations of the Securities Laws which are not criminal in nature). As used herein, the term “Securities Laws” means any Federal or state law, rule or regulation governing the issuance or exchange of securities, including without limitation the Securities Act and the Exchange Act;
(v)    a formal indication from any agency or instrumentality of any state or the United States of America, including but not limited to the United States Department of Justice, the SEC or any committee of the United States Congress that the Participant is a target or the subject of any investigation or proceeding into the actions or inactions of the Participant for a violation of any Securities Laws (excluding any technical violations of Securities Laws which are not criminal in nature);
(vi)    the Participant’s failure after reasonable prior written notice from the Company or any of its subsidiaries to comply with any valid and legal directive of the Chief Executive Officer of the Company or the Board that is not remedied within thirty (30) days of the Participant being provided written notice thereof from the Company;
(vii)    any willful or gross misconduct by the Participant in connection with the Participant’s duties to the Company which, in the reasonable good faith judgment of the Board, could reasonably be expected to be materially injurious to the financial condition or business reputation of the Company or its subsidiaries or affiliates; or
(viii)    other than as provided in clauses (i) through (vii) above, the Participant’s breach of any material provision of any employment agreement or other material agreement with the Company, if applicable, or the Participant’s breach of or failure to perform the material duties and responsibilities of the Participant’s job, that is not remedied within thirty (30) days or repeated breaches of a similar nature, such as the failure to report to work, comply with a Company policy, perform duties when or as directed, all as provided herein, which shall not require additional notices as provided in clauses (i) through (vii) above.
Cause shall be determined by the affirmative vote of at least fifty percent (50%) of the members of the Board (excluding the Participant, if a Board member, and excluding any member of the Board involved in events leading to the Board’s consideration of terminating the Participant for Cause).

“CIC Severance Multiplier” shall mean, (i) in the case of a Tier 1 Participant, two and one-half times (2.5x), and (ii) in the case of a Tier 2 Participant, one and three-quarters times (1.75x).
“Change in Control” shall mean:
(i)    the acquisition (other than from the Company) by any person, entity or “group” (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act, but excluding, for this purpose, the Company or its subsidiaries, or any employee benefit plan of the Company or its subsidiaries which acquires beneficial ownership of voting securities of the Company) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of thirty percent (30%) or more of either the then-outstanding shares of Common Stock or the combined voting power of the Company’s then-outstanding voting securities entitled to vote generally in the election of directors; or
(ii)    during any period of up to twenty-four (24) consecutive months, individuals who at the beginning of such period constituted the Board (together with any new directors whose election by the Board or whose nomination for election by the stockholders of the Company was approved by a vote of a majority of the directors of the Company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease to constitute at least a majority of the Board; or
(iii)    the Company is liquidated or dissolved or adopts a plan of liquidation or dissolution; or
(iv)    the consummation of a merger or consolidation of the Company with or into another person or the merger of another person with or into the Company, or the sale of all or substantially all the assets of the Company (determined on a consolidated basis) to another person, other than a transaction following which (A) in the case of a merger or consolidation transaction, holders of securities that represented one hundred percent (100%) of the combined voting power entitled to vote generally in the election of directors of the Company immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) own directly or indirectly at least a majority of the combined voting power entitled to vote generally in the election of directors of the surviving person in such transaction immediately after such transaction and (B) in the case of a sale of assets, each transferee is owned by holders of securities that represented at least a majority of the combined voting power entitled to vote generally in the election of directors of the Company immediately prior to such sale.
“Change in Control Performance Level” shall mean, with respect to a Performance-Based Award:
(i)    if the Change in Control occurs on or before the last day of the performance period applicable to the Performance-Based Award, the greater of (A) the “target” performance level and (B) the actual performance level measured as of the date of the Change in Control (as reasonably determined by the Compensation and Human Capital Committee, as constituted immediately prior to the Change in Control, in its sole discretion); or
(ii)    if the Change in Control occurs after the last day of the performance period applicable to the Performance-Based Award, the actual performance level measured as of the end of the performance period (as determined by the Compensation and Human Capital Committee, as constituted immediately prior to the Change in Control, in its sole discretion).
“Code” shall mean the Internal Revenue Code of 1986, as amended. Reference in the Plan to any Section of the Code shall be deemed to include any amendments or successor provisions to such Section and any regulations under such Section.
“Common Stock” shall mean the common stock, par value $0.01 per share, of the Company, and such other securities of the Company as may be substituted for Common Stock.
“Compensation and Human Capital Committee” shall mean the Compensation and Human Capital Committee of the Board, or any successor thereto.
“Continued Benefits Period” shall mean, (i) in the case of a Tier 1 Participant, the period of eighteen (18) months following the Termination Date, and (ii) in the case of a Tier 2 Participant, the period of twelve (12) months following the Termination Date.

“Disability” shall mean a physical or mental condition which is expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months and which renders the Participant incapable of performing the work for which he or she is employed or similar work, as evidenced by eligibility for and actual receipt of benefits payable under a group Disability plan or policy maintained by the Company or any of its subsidiaries that is by its terms applicable to the Participant.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.
“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder.
“Fair Market Value” means (i) as of any given date, the closing price at which the shares of Common Stock were traded (or if no transactions were reported on such date on the next preceding date on which transactions were reported) on the New York Stock Exchange on such date, or, if different, the principal exchange or automated quotation system on which such stock is traded, or (ii) should the Compensation and Human Capital Committee elect, in a manner that complies with Section 409A, the average closing price over a pre-established series of such trading days preceding or following such given date.
“Good Reason” shall mean, when used with reference to any Participant, any of the following actions or failures to act, but in each case only if it occurs while such Participant is employed by the Company or any of its subsidiaries and then only if it is not consented to by such Participant in writing:
(i)    assignment of a position that is of a lesser rank than held by the Participant prior to the assignment and that results in a material adverse change in such Participant’s reporting position, duties or responsibilities or title or elected or appointed offices as in effect immediately prior to the effective date of such change, or in the case of a Participant who was immediately prior to the Change in Control an executive officer of the Company, such Participant ceasing to be an executive officer of a company with securities registered under the Exchange Act;
(ii)    a material reduction in such Participant’s total compensation from that in effect immediately prior to the Change in Control. For purposes of this clause (ii), “total compensation” shall mean the sum of base salary, target bonus opportunity and the opportunity to receive compensation in the form of equity in the Company. Notwithstanding the foregoing, a reduction will not be deemed to have occurred hereunder on account of (A) any change to a plan term other than ultimate target bonus opportunity or equity opportunity, (B) the actual payout of any bonus amount or equity amount, (C) any reduction resulting from changes in the market value of securities or other instruments paid or payable to the Participant, or (D) any reduction in the total compensation of a group of similarly situated Participants that includes such Participant; or
(iii)    any change in a Participant’s status as a Tier 1 Participant or Tier 2 Participant to a status that provides a lower benefit hereunder in the event of a Change in Control if such change in status occurs during the period beginning six (6) months prior to a Change in Control and ending twenty-four (24) months after a Change in Control; or
(iv)    any change of more than fifty (50) miles in the location of the principal place of employment of such Participant immediately prior to the effective date of such change.
For purposes of this definition, none of the actions described in clauses (i) through (iv) above shall constitute “Good Reason” if taken for Cause. Additionally, none of the actions described in clauses (i) through (iv) above shall constitute “Good Reason” with respect to any Participant if remedied by the Company within thirty (30) days after receipt of written notice thereof given by such Participant (or, if the matter is not capable of remedy within thirty (30) days, then within a reasonable period of time following such thirty (30) day period, provided that the Company has commenced such remedy within said thirty (30) day period); provided that “Good Reason” shall cease to exist for any action described in clauses (i) through (iv) above on the sixtieth (60th) day following the later of the occurrence of such action or the Participant’s knowledge thereof, unless such Participant has given the Company written notice thereof prior to such date. Furthermore, any benefits under the Plan resulting from the occurrence described in clause

(iii) above shall be based on the status of the Participant as a Tier 1 Participant or Tier 2 Participant as of the date of such occurrence.
“Option” means a right granted pursuant to an equity compensation plan of the Company to purchase Common Stock at a specified price during specified time periods.
“Participant” shall mean each employee of the Company or any of its subsidiaries who is designated in writing as a participant in the Plan by the Board or the Compensation and Human Capital Committee from time to time.
“Performance-Based Award” shall mean an Award that is subject to performance-based objectives (including but not limited to performance shares or performance share units).
“Plan” shall mean this Enhabit, Inc. Change in Control Benefits Plan, as amended, restated, supplemented or modified from time to time in accordance with its terms.
“Potential Change in Control” shall be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred:
(i)    the Company enters into an agreement, the consummation of which would result in the occurrence of a Change in Control; or
(ii)    the Company or any person, entity or “group” (within the meaning of Sections 13(d)(3) or 14(d)(2) of the Exchange Act, but excluding, for this purpose, the Company or its subsidiaries, or any employee benefit plan of the Company or its subsidiaries which acquires beneficial ownership of voting securities of the Company) publicly announces an intention to take or to consider taking actions which, if consummated, would constitute a Change in Control; or
(iii)    the acquisition (other than from the Company) by any person, entity or “group” (within the meaning of Sections 13(d)(3) or 14(d)(2) of the Exchange Act, but excluding, for this purpose, the Company or its subsidiaries, or any employee benefit plan of the Company or its subsidiaries which acquires beneficial ownership of voting securities of the Company) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of fifteen (15%) or more of either the then-outstanding shares of Common Stock or the combined voting power of the Company’s then-outstanding voting securities entitled to vote generally in the election of Directors; or
(iv)    the Board adopts a resolution to the effect that a Potential Change in Control has occurred;
provided, however, that no Potential Change in Control shall be deemed pending for purposes of the Plan if such event or condition is no longer in effect or existence or is otherwise rescinded or terminated (by means of a public filing or announcement in the case of clause (ii) above).
“Pre-Change in Control Period” shall mean the period following the occurrence of a Potential Change in Control and within six months prior to the date of the consummation of the Change in Control to which such Potential Change in Control relates.
“Pro-rated Portion” shall mean a fraction (i) whose numerator is the number of months elapsed from the beginning of any not yet completed performance period applicable to any cash incentive award or plan through the effective date of termination of a Participant’s employment in the circumstances described in Section 3.01 below, and (ii) whose denominator is the total number of months in such performance period under the applicable cash incentive award or plan. For purposes of this definition, the months elapsed will include the month in which the effective date of termination occurs if such date is the 16th, or a subsequent, day of that month.
“Replaced Award” shall mean an Award continued, replaced or assumed in the form of a Replacement Award.
“Replacement Award” shall mean an award: (i) of the same or a substantially similar type as the Replaced Award; provided that, with respect to Performance-Based Award, the Replacement Award shall be an award of time-based restricted shares or restricted stock units, as applicable; (ii) that has a value at least equal to the value of the Replaced Award; provided that, with respect to Performance-Based Awards, such value shall be determined based on the Change in Control Performance Level; (iii) that relates to publicly traded equity securities of the Company or its successor in the Change in Control or another entity that is affiliated with the Company or its successor following the Change in Control; (iv) if the Participant holding the Replaced Award is subject to U.S. federal income tax under the Code, the tax consequences of which to such Participant under the Code are not less favorable to such Participant than the tax consequences of the Replaced Award; and (v) the other terms and conditions of which are not less favorable to the Participant holding the Replaced Award than the terms and conditions of the Replaced Award (including the provisions that would apply in the event of a subsequent termination of employment or change in control). A Replacement Award may be granted only to the extent it does not result in the Replaced Award or Replacement Award failing to comply with or be exempt from Section 409A of the Code. Without limiting the generality of the foregoing, the Replacement Award may take the form of a continuation of the Replaced Award if the requirements of the two preceding sentences are satisfied. The determination of whether the conditions of this definition are satisfied will be made by the Compensation and Human Capital Committee, as constituted immediately before the Change in Control, in its sole discretion.
“Stock Appreciation Right” or “SAR” means a right granted to a Participant pursuant to an equity compensation plan of the Company to receive a payment equal to the difference between the fair market value of a share of Common Stock as of the date of exercise of the SAR over the grant price of the SAR.
“SEC” shall mean the United States Securities and Exchange Commission.
“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Successor” shall mean a successor to all or substantially all of the business, operations or assets of the Company.
“Termination Date” shall mean, with respect to any Participant, the termination date specified in the Termination Notice delivered by such Participant to the Company in accordance with Section 2.02 or as set forth in any Termination Notice delivered by the Company, or as applicable, the Participant’s date of death.
“Termination Notice” shall mean, as appropriate, written notice from (a) a Participant to the Company purporting to terminate such Participant’s employment for Good Reason in accordance with Section 2.02 or (b) the Company to any Participant purporting to terminate such Participant’s employment for Cause or Disability in accordance with Section 2.03.
“Tier 1 Participant” shall mean each Participant designated in writing by the Board or the Compensation and Human Capital Committee as a Tier 1 Participant, as that designation may be amended in accordance with Section 2.01.
“Tier 2 Participant” shall mean each Participant designated in writing by the Board or the Compensation and Human Capital Committee as a Tier 2 Participant, as that designation may be amended in accordance with Section 2.01.
Section 1.2 Interpretation. In the Plan, unless a clear contrary intention appears, (a) the words “herein,” “hereof” and “hereunder” refer to the Plan as a whole and not to any particular Article, Section or other subdivision, (b) reference to any Article or Section, means such Article or Section hereof and (c) the words “including” (and with correlative meaning “include”) means including, without limiting the generality of any description preceding such term. The Article and Section headings herein are for convenience only and shall not affect the construction hereof.
ARTICLE II

ELIGIBILITY AND BENEFITS
Section 2.1Eligible Employees.
(a)Once designated as a “Participant,” by the Board or the Compensation and Human Capital Committee, an employee of the Company or any of its subsidiaries shall continue to be a “Participant” in the Plan while he or she remains employed by the Company or any of its subsidiaries, unless such employee is given written notice of the Board’s or the Compensation and Human Capital Committee’s determination that such Participant shall cease to be a Participant as of the date specified in such notice. Notwithstanding the foregoing, any Participant may not be removed from the Plan, nor placed in a lower tier (with Tier 1 being the highest Tier and Tier 2 being the lowest Tier), during a Pre-Change in Control Period or within two years following a Change in Control.
(b)The Plan is only for the benefit of Participants, and no other employees, personnel, consultants or independent contractors shall be eligible to participate in the Plan or to receive any rights or benefits hereunder.
Section 2.2Termination Notices from Participants. For purposes of the Plan, in order for any Participant to terminate his or her employment for Good Reason, such Participant must give a Termination Notice to the Company in accordance with the requirements specified under the definition of Good Reason in Section 1.01, which notice shall be signed by such Participant, shall be dated the date it is given to the Company, shall specify the Termination Date, shall state that the termination is for Good Reason and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for such Good Reason. Any Termination Notice given by a Participant that does not comply in all material respects with the foregoing requirements as well as the “Good Reason” definition provisions set forth in Section 1.01 shall be invalid and ineffective for purposes of the Plan. If the Company receives from any Participant a Termination Notice that states the termination is for Good Reason and which the Company believes is invalid and ineffective as aforesaid, it shall promptly notify such Participant of such belief and the reasons therefor. Any termination of employment by the Participant that either does not constitute Good Reason or fails to meet the Termination Notice requirements set forth above shall be deemed a termination by the Participant without Good Reason.
Section 2.3 Termination Notices from Company. For purposes of the Plan, in order for the Company or any of its subsidiaries to terminate any Participant’s employment for Cause, the Company must give a Termination Notice to such Participant, which notice shall be dated the date it is given to such Participant, shall specify the Termination Date, shall state that the termination is for Cause and shall set forth in reasonable detail the particulars thereof. For purposes of the Plan, in order for the Company to terminate any Participant’s employment for Disability, the Company must give a Termination Notice to such Participant, which notice shall be dated the date it is given to such Participant, shall specify the Termination Date and shall state that the termination is for Disability and shall set forth in reasonable detail the particulars thereof. Any Termination Notice given by the Company that does not comply, in all material respects, with the foregoing requirements shall be invalid and ineffective for purposes of the Plan. Any Termination Notice purported to be given by the Company to any Participant after the death or retirement of such Participant shall be invalid and ineffective.
Section 2.4Accelerated Vesting of Equity Awards.
(a)Upon the occurrence of a Change in Control, notwithstanding the provisions of any Benefit Plan or agreement (except as provided in this Section 2.04), with respect to outstanding and unvested Awards:
(i)    To the extent that a Replacement Award is provided to the Participant to continue, replace or assume such outstanding and unvested Award, (A) such Replacement Award shall continue in effect in accordance with its terms and (B) if the employment of a Participant holding a Replacement Award is terminated by the Company or its successor without Cause or by the Participant for Good Reason within two years after the Change in Control, then any Replacement Awards held by the Participant and outstanding as of the date of such termination shall fully vest and (to the extent applicable) become exercisable upon such termination; provided, however, that any award of Options or SARs described in this clause (B) held by such Participant that is outstanding and vested as of the date of such termination shall remain exercisable until the earlier of (x) the date that is two (2) years after the date of the termination and (y) the date on which such Option or SAR would have expired had the Participant remained continuously employed.
(ii)    To the extent that a Replacement Award is not provided to the Participant to continue, replace or assume such outstanding and unvested Award, such Award shall fully vest and (to the extent applicable) become exercisable immediately prior to (and contingent upon) the Change in Control; provided, however, that any such award that is subject to the achievement of performance goals shall vest at the Change in Control Performance Level.
(b)The Compensation and Human Capital Committee (as constituted immediately prior to the Change in Control) may, in its sole discretion, provide, with respect to an award that vests pursuant to this Section 2.04: (i) that the award will expire after a designated period of time after such acceleration to the extent not then exercised; (ii) that the award will be settled in cash rather than Common Stock; (iii) that the award will be assumed by another party to the transaction giving rise to the acceleration or otherwise be equitably converted in connection with such transaction; (iv) that the award may be settled by payment in cash or cash equivalents equal to the excess of the value of the underlying stock, as of a specified date associated with the transaction, over the exercise price of the award; (v) that an Award will be cancelled without payment if value of the underlying stock, as of a specified date associated with such event, does not exceed the exercise price of the award; or (vi) any combination of the foregoing. The Compensation and Human Capital Committee’s determination need not be uniform and may be different for different Participants whether or not such Participants are similarly situated.
(c)Notwithstanding the foregoing, in the event that the terms of any award under a Benefit Plan shall provide for vesting treatment of equity awards to such Participant that are more favorable than the provisions of paragraphs (a) and (b) above, the provisions of such award shall control the vesting treatment with respect to any equity awards to which such provisions are applicable. Also notwithstanding the foregoing, payments described in this Section generally shall be made immediately following the accelerated vesting date described in this Section, and in no event later than the last day of the “applicable 2½ month period,” as defined in Treasury Regulations Section 1.409A-1(b)(4); provided, however, that payments of amounts described in this Section that are “deferrals of compensation” subject to Section 409A will be paid at the time otherwise required to comply with Section 409A.
ARTICLE III

SEVERANCE AND RELATED TERMINATION BENEFITS
Section 3.1 Termination of Employment. In the event that a Participant’s employment is terminated within twenty-four (24) months following a Change in Control or during a Pre-Change in Control Period provided that a related Change in Control occurs, (x) by the Participant for Good Reason (while such Good Reason exists) or (y) by the Company or any of its subsidiaries without Cause (other than for Disability), then in each case, such Participant (or his or her beneficiary) shall be entitled to receive, and the Company shall be obligated to pay to the Participant, subject to Sections 3.02 through 3.05 hereof:
(a)a lump sum payment within sixty (60) days following the later of such Participant’s Termination Date or the date of the Change in Control in an amount equal to the CIC Severance Multiplier times the sum of (i) the Participant’s highest Annual Salary in the three years preceding the Termination Date plus (ii) the Participant’s Average Bonus; plus
(b)a lump sum payment within sixty (60) days following the later of such Participant’s Termination Date or the date of the Change in Control (but in no event later than the originally scheduled delivery date) in an amount equal to (i) the Pro-rated Portion of the Participant’s target cash incentive opportunity for any not yet completed incentive performance period in which the termination occurs, plus (ii) in the event of termination after a completed incentive performance period but before payment of the award earned, the amount of such cash incentive award based on actual performance; plus
(c)a lump sum payment as soon as practicable following the Termination Date in an amount equal to (i) all unused paid time off accrued by such Participant as of the Termination Date under the Company’s (or applicable subsidiary’s) paid time off policy, plus (ii) all accrued but unpaid base salary, excluding any nonqualified deferred compensation, earned by such Participant as of the Termination Date to be paid by the Company ((i) and (ii) together, the “Accrued Obligations”); and
(d)in addition, during the Continued Benefits Period, such Participant and his or her dependents shall continue to be covered by all medical, dental and vision insurance plans and programs (excluding disability) maintained by the Company or any of its subsidiaries under which the Participant was covered immediately prior to the Termination Date (collectively, the “Continued Benefits”) at the same cost sharing between the Company (or any of its subsidiaries) and Participant as a similarly situated active employee. The cost of the Continued Benefits paid by the Company will be imputed as wage income to the Participant to the extent required to comply with Sections 409A and 105(h) of the Code.
Section 3.2 Golden Parachute Tax.
(a)Anything in the Plan to the contrary notwithstanding, in the event it shall be determined that any payment or distribution to or for the benefit of any Participant or the acceleration thereof (the “Triggering Payment”) would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such excise tax (collectively, such excise tax, together with any such interest or penalties, the “Excise Tax”) (all such payments and benefits, including any cash severance payments payable pursuant to any other plan, arrangement or agreement, hereinafter referred to as the “Total Payments”), then, after taking into account any reduction in the Total Payments provided by reason of Section 280G of the Code in such other plan, arrangement or agreement, the cash severance payments shall first be reduced, and the noncash severance payments shall thereafter be reduced, to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax but only if (A) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments) is greater than or equal to (B) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which the Participant would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments). For purposes of determining whether a portion of the Total Payments would be subject to the Excise Tax, the value of the Participant’s non-competition covenant contained in the Release Agreement (defined below in Section 3.03) shall be determined through independent appraisal by the independent accounting firm described in subsection (b), and a corresponding portion of the amount payable pursuant to Section 3.01 shall be allocated as reasonable compensation for the Participant’s non-competition covenant and therefore exempt from the definition of the term “parachute payment” within the meaning of Sections 280G and 4999 of the Code.
(b)All determinations required to be made under this Section 3.02 with respect to a particular Participant shall be made in writing within ten (10) business days of the receipt of notice from the Participant that there has been a Triggering Payment (or at such earlier time as is requested by the Company and the Participant) by the independent accounting firm then retained by the Company in the ordinary course of business (which firm shall provide detailed supporting calculations to the Company and such Participant) and such determinations shall be final and binding on the Company (including the Compensation and Human Capital Committee) and all Participants. Any fees incurred as a result of work performed by any independent accounting firm pursuant to this Section 3.02 shall be paid by the Company.
Section 3.3 Condition to Receipt of Severance Benefits. As a condition to receipt of any payment or benefits under this Article III, such Participant must enter into a restrictive covenant (non-solicitation, non-compete, non-disclosure, non-disparagement) and release agreement with the Company and its affiliates in a form acceptable to the Company (a “Release Agreement”). The Participant must execute and deliver a Release Agreement, and such Release Agreement must become effective and irrevocable in accordance with its terms, no later than sixty (60) days following such Participant’s Termination Date. If this requirement is not satisfied, the Participant shall forfeit the right to all benefits, except for the Accrued Obligations and the Continued Benefits, described in this Article III. In the event such Participant’s receipt of any or all of the payment or benefits under this Article III is subject to Section 409A and such 60-day period extends into a new calendar year, the Company shall deliver such portion of the payments and benefits to the Participant no earlier than in that new year.
Section 3.4 Limitation of Benefits.
(a)Anything in the Plan to the contrary notwithstanding, the obligation of the Company or any of its subsidiaries to provide the Continued Benefits shall cease if and when the Participant becomes employed by a third party that provides such Participant with substantially comparable (or more favorable) health and welfare benefits.

(b)Any amounts payable under the Plan shall be in lieu of and not in addition to any other severance or termination payment under any other plan, agreement or arrangement with the Company or any of its current or former affiliates. Without limiting the generality of the foregoing, in the event that a Participant becomes entitled to any payment under the Plan, such Participant shall not be entitled to receive any payment under the Company’s Executive Severance Plan (as amended, restated, supplemented or modified from time to time) (the “Severance Plan”). As a condition to receipt of any payment under the Plan, the Participant shall waive any entitlement to any other severance or termination payment by the Company or any of its subsidiaries. Notwithstanding the foregoing, if a Participant becomes entitled to severance benefits pursuant to the Severance Plan or another severance arrangement prior to becoming entitled to benefits under this Plan (for example, where a Participant’s Termination Date occurs prior to the date of a Change in Control and the Participant becomes entitled to benefits under this Plan upon such Change in Control), any amounts paid to the Participant pursuant to Section 3.01 of this Plan will be reduced by and offset dollar-for-dollar by any severance benefits paid to the Participant under the Severance Plan (if any) or any other severance arrangement in connection with the termination, and the Participant’s benefits under the Severance Plan or such other severance arrangement will cease.
Section 3.5 Plan Unfunded; Participant’s Rights Unsecured. The Company shall not be required to establish any special or separate fund or make any other segregation of funds or assets to assure the payment of any benefit hereunder. The right of any Participant to receive the benefits provided for herein shall be an unsecured obligation against the general assets of the Company.
ARTICLE IV

DISPUTE RESOLUTION
Section 4.1 Claims Procedure.
(a)It shall not be necessary for a Participant who has become entitled to receive a benefit hereunder to file a claim for such benefit with any person as a condition precedent to receiving a distribution of such benefit. However, any Participant or beneficiary who believes that he or she has become entitled to a benefit hereunder and who has not received, or commenced receiving, a distribution of such benefit, or who believes that he or she is entitled to a benefit hereunder in excess of the benefit which he or she has received, or commenced receiving, may file a written claim for such benefit with the Compensation and Human Capital Committee no later than ninety (90) days following the date on which he or she allegedly became entitled to receive a distribution of such benefit. Such written claim shall set forth the Participant’s or beneficiary’s name and address and a statement of the facts and a reference to the pertinent provisions of the Plan upon which such claim is based. The Compensation and Human Capital Committee shall, within ninety (90) days after such written claim is filed, provide the claimant with written notice of its decision with respect to such claim. If such claim is denied in whole or in part, the Compensation and Human Capital Committee shall, in such written notice to the claimant, set forth in a manner calculated to be understood by the claimant the specific reason or reasons for denial; specific references to pertinent provisions of the Plan upon which the denial is based; a description of any additional material or information necessary for the claimant to perfect his or her claim and an explanation of why such material or information is necessary; and an explanation of the provisions for review of claims set forth in Section 4.01(b) below, including the applicable time limits and a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review. If the Compensation and Human Capital Committee determines that special circumstances require an extension of time for processing a claim, then the time period for providing a written notice of decision to the claimant may be extended for up to ninety (90) days after the initial ninety (90) day period, in which case the claimant will be notified prior to the expiration of the initial ninety (90) day period of the special circumstances and the expected benefit determination date.
(b)A Participant or beneficiary who has filed a written claim for benefits with the Compensation and Human Capital Committee which has been denied may appeal such denial to the Compensation and Human Capital Committee and receive a full and fair review of his or her claim by filing with the Compensation and Human Capital Committee a written application for review at any time within sixty (60) days after receipt from the Compensation and Human Capital Committee of the written notice of denial of his or her claim provided for in Section 4.01(a) above. A Participant or beneficiary who submits a timely written application for review shall be entitled, upon request and free of charge, to review and receive copies of any and all documents pertinent to his or her claim and may submit issues and comments to the Compensation and Human Capital Committee in writing. The Compensation and Human Capital Committee’s review on appeal will take into account all comments, documents, records, and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. Not later than sixty (60) days after receipt of a written application for review under this Section 4.01(b), the Compensation and Human Capital Committee shall give the claimant written notice of its decision on review, which written notice shall set forth in a manner calculated to be understood by the claimant specific reasons for its decision and specific references to the pertinent provisions of the Plan upon which the decision is based; a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits; and a statement of the claimant’s right to bring an action under Section 502(a) of ERISA. If the Compensation and Human Capital Committee determines that special circumstances require an extension of time for processing a claim, then the time period for providing a written notice of decision to the claimant may be extended for up to sixty (60) days after the initial sixty (60) day period, in which case the claimant will be notified prior to the expiration of the initial sixty (60) day period of the special circumstances and the expected benefit determination date. In the event the claimant disputes the decision of the Compensation and Human Capital Committee, the claimant may not bring suit in court with respect to such dispute under the Plan later than one hundred eighty (180) days after receiving the Compensation and Human Capital Committee’s written notice of its decision set forth in this Section 4.01(b). In no event may a Participant or beneficiary bring suit in court for benefits under the Plan until the claimant has exhausted the claims procedures set forth in this Section 4.01.
(c)Any act permitted or required to be taken by a Participant or beneficiary under this Section 4.01 may be taken for and on behalf of such Participant or beneficiary by such Participant’s or beneficiary’s duly authorized representative. Any claim, notice, application or other writing permitted or required to be filed with or given to a party by this Article shall be deemed to have been filed or given when deposited in the U.S. mail, postage prepaid, and properly addressed to the party to whom it is to be given or with whom it is to be filed. Any such claim, notice, application, or other writing deemed filed or given pursuant to the next foregoing sentence shall in the absence of clear and convincing evidence to the contrary, be deemed to have been received on the fifth (5th) business day following the date upon which it was filed or given. Any such notice, application, or other writing directed to a Participant or beneficiary shall be deemed properly addressed if directed to the address set forth in the written claim filed by such Participant or beneficiary.
ARTICLE V

MISCELLANEOUS PROVISIONS
Section 5.1 Clawback; Recoupment. Notwithstanding anything in this Plan to the contrary, by participating in this Plan each Participant acknowledges and agrees that this Plan and any compensation described herein are subject to the terms and conditions of the Company’s Compensation Recoupment Policy and any other clawback or recoupment policy (if any) as may be in effect from time to time, including specifically to implement Section 10D of the Exchange Act (and any related rules of the national securities exchange on which the Common Stock may be traded) (the “Compensation Recovery Policy”), and that applicable sections of this Plan and any related documents shall be deemed superseded by and subject to the terms and conditions of the Compensation Recovery Policy from and after the effective date thereof.
Section 5.2 Cumulative Benefits. Except as provided in Section 3.04, the rights and benefits provided to any Participant under the Plan are in addition to and shall not be a replacement of, all of the other rights and benefits provided to such Participant under any Benefit Plan or any agreement between such Participant and the Company (or any of its subsidiaries) except for any severance or termination benefits.
Section 5.3 No Mitigation. No Participant shall be required to mitigate the amount of any payment provided for in the Plan by seeking or accepting other employment following a termination of his or her employment with the

Company, any of its subsidiaries or otherwise. Except as otherwise provided in Section 3.04, the amount of any payment provided for in the Plan shall not be reduced by any compensation or benefit earned by a Participant as the result of employment by another employer or by retirement benefits. Except as provided in Section 5.01, the Company’s obligations to make payments to any Participant required under the Plan shall not be affected by any set off, counterclaim, recoupment, defense or other claim, right or action that the Company may have against such Participant.
Section 5.4 Assistance. During a Participant’s employment with the Company and thereafter, the Participant will provide reasonable assistance to the Company in litigation and regulatory matters that relate to events that occurred during the Participant’s period of employment with the Company and its predecessors and will provide reasonable assistance to the Company with matters relating to its corporate history from the period of the Participant’s employment with it or its predecessors. A Participant will be entitled to reimbursement of reasonable out-of-pocket travel or related costs and expenses relating to any such cooperation or assistance that occurs following the termination of the Participant’s employment.
Section 5.5 Amendment or Termination. The Board may amend or terminate the Plan at any time; provided, however, that the Plan may not be amended or terminated during a Pre-Change in Control Period or within two (2) years following a Change in Control. Notwithstanding the foregoing, nothing herein shall abridge the authority of the Compensation and Human Capital Committee to designate a new Participant or a new participation Tier for a current Participant or to determine that a Participant shall no longer be entitled to participate in the Plan in accordance with Section 2.01(a) hereof. The Plan shall terminate when all of the obligations to Participants hereunder have been satisfied in full.
Section 5.6 Enforceability. The failure of Participants or the Company to insist upon strict adherence to any term of the Plan on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of the Plan.
Section 5.7 Administration.
(a)The Compensation and Human Capital Committee shall have full and final discretion and authority, subject to the express provisions of the Plan, with respect to designation of Participants and administration of the Plan, including but not limited to, the discretion and authority to construe and interpret any provisions of the Plan, to make all determinations regarding questions of entitlement to or the amount of benefits, and to take all other actions deemed necessary or advisable for the proper administration of the Plan. To the extent permitted by law and applicable stock exchange rules, the Compensation and Human Capital Committee may delegate any of its duties under the Plan to such individuals or entities from time to time as it may designate. The Compensation and Human Capital Committee shall utilize the records of the Company or any of its subsidiaries with respect to a Participant’s service history with the Company or any of its subsidiaries, compensation, absences, and all other relevant matters and such records shall be conclusive for all purposes under the Plan.
(b)The Company shall indemnify and hold harmless each member of the Compensation and Human Capital Committee and any other employee of the Company that acts at the direction of the Compensation and Human Capital Committee against any and all expenses and liabilities arising out of his or her administrative functions or fiduciary responsibilities, including any expenses and liabilities that are caused by or result from an act or omission constituting the negligence of such member in the performance of such functions or responsibilities, but excluding expenses and liabilities that are caused by or result from such member’s or employee’s own gross negligence or willful cause. Expenses against which such member or employee shall be indemnified hereunder shall include, without limitation, the amounts of any settlement or judgment, costs, counsel fees, and related charges reasonably incurred in connection with a claim asserted or a proceeding brought or settlement thereof.
Section 5.8 Consolidations, Mergers, Etc. In the event of a merger, consolidation or other transaction, nothing herein shall relieve the Company from any of the obligations set forth in the Plan; provided, however, that nothing in this Section 5.08 shall prevent an acquirer of or Successor to the Company from assuming the obligations, or any portion thereof, of the Company hereunder pursuant to the terms of the Plan provided that such acquirer or Successor provides adequate assurances of its ability to meet this obligation. In the event that an acquirer of or

Successor to the Company agrees to perform the Company’s obligations, or any portion thereof, hereunder, the Company shall require any person, firm or entity which becomes its Successor to expressly assume and agree to perform such obligations in writing, in the same manner and to the same extent that the Company would be required to perform hereunder if no such succession had taken place.
Section 5.9 Successors and Assigns. The Plan shall be binding upon and inure to the benefit of the Company and its Successors and assigns. The Plan and all rights of each Participant shall inure to the benefit of and be enforceable by such Participant and his or her personal or legal representatives, executors, administrators, heirs and permitted assigns. If any Participant should die while any amounts are due and payable to such Participant hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of the Plan to such Participant’s devisees, legatees or other designees or, if there be no such devisees, legatees or other designees, to such Participant’s estate. In the event of the death of any Participant during the applicable period of eligibility for the Continued Benefits set forth in Section 3.01, dependents of such Participant shall be eligible during such period to continue participation in any Continued Benefits in which the Participant was enrolled at the time of death. No payments, benefits or rights arising under the Plan may be assigned or pledged by any Participant, except under the laws of descent and distribution.
Section 5.10 Notices. All notices and other communications provided for in the Plan shall be in writing and shall be sent, delivered or mailed, addressed as follows: (a) if to the Company, at the Company’s principal office address or such other address as the Company may have designated by written notice to all Participants for purposes hereof, directed to the attention of the General Counsel, and (b) if to any Participant, at his or her residence address on the records of the Company or to such other address as he or she may have designated to the Company in writing for purposes hereof. Each such notice or other communication shall be deemed to have been duly given when mailed by United States certified or registered mail, return receipt requested, postage prepaid, except that any change of notice address shall be effective only upon receipt.
Section 5.11 Certain Tax Matters.
(a)The Company and its subsidiaries shall have the right to deduct from any payment hereunder all taxes (federal, state or other) or other amounts which it is required to withhold therefrom. In no event shall any provisions of this Plan be construed to require the Company to provide any gross-up for the tax consequences under Section 409A of any provisions of, or payments under, this Plan, and the Company shall have no responsibility for tax consequences under Section 409A to a Participant resulting from the terms or operation of this Plan.
(b)Notwithstanding any provision of this Plan to the contrary, if a Participant is a “specified employee,” determined pursuant to procedures adopted by the Company in compliance with Section 409A, on the date of his or her separation from service (within the meaning of Treasury Regulation section 1.409A-1(h)) and if any portion of the payments or benefits to be received by the Participant upon his or her termination of employment would constitute a “deferral of compensation” subject to Section 409A, then to the extent necessary to comply with Section 409A, amounts that would otherwise be payable pursuant to this Plan during the six-month period immediately following the Participant’s termination of employment will instead be paid or made available on the earlier of (i) the first business day of the seventh month after the Termination Date, or (ii) the Participant’s death. For purposes of application of Section 409A, to the extent applicable, each payment made under this Plan shall be treated as a separate payment and not one of a series of payments for purposes of Section 409A.
Section 5.12 No Employment Rights Conferred. The Plan shall not be deemed to create a contract of employment between any Participant and the Company and/or its affiliates. Nothing contained in the Plan shall (i) confer upon any Participant any right with respect to continuation of employment with the Company or any of its subsidiaries or (ii) subject to the rights and benefits of any Participant hereunder, interfere in any way with the right of the Company or any of its subsidiaries to terminate such Participant’s employment at any time.
Section 5.13 Entire Plan. The Plan contains the entire understanding of the Participants and the Company with respect to the subject matter herein. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the Participants and the Company with respect to the subject matter herein other than those expressly set forth herein.

Section 5.14 Prior Agreements. The Plan supersedes all prior agreements, programs and understandings (including verbal agreements and understandings) between the Participants and the Company or any of its current or former affiliates regarding the subject matter herein.
Section 5.15 Severability. If any provision of the Plan is, becomes or is deemed to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of the Plan shall not be affected thereby.
Section 5.16 Participant Non-Prohibition. Notwithstanding anything in this Plan to the contrary, nothing in this Plan prevents a Participant from providing, without prior notice to the Company, information to governmental authorities regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities regarding possible legal violations, and for purpose of clarity a Participant is not prohibited from providing information voluntarily to the SEC pursuant to Section 21F of the Exchange Act.
Section 5.17 Governing Law. The Plan shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to its conflict of laws rules, and applicable federal law.